EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on September 23, 2022 (the “Effective Date”), by and between OptiNose US, Inc., a Delaware corporation (“Optinose US” and wholly-owned subsidiary of OptiNose, Inc. the “Parent” and, together with OptiNose US, the “Employer”, and Michele Janis (“Officer”) together, the “Parties” and each a “Party”).

WHEREAS, Officer previously served as Employer’s Vice President, Finance; and

WHEREAS, effective as of June 10, 2022, Officer was appointed to serve as Employer’s Acting Chief Financial Officer; and

WHEREAS, Officer and Employer previously entered into a Retention and Release Agreement, dated September 15, 2021 (the “Retention Agreement”) under which Officer has satisfied the terms of, and received, Retention Bonuses (as defined in the Retention Agreement); and

WHEREAS, Employer and Officer desire to terminate the Retention Agreement in its entirety, effective as of the Effective Date, and enter into this Agreement to set forth the terms and conditions for the continued at-will employment relationship of Officer with Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

1.Term. Subject to the terms and provisions of this Agreement, this Agreement shall continue until Officer’s employment with the Employer is terminated by the Employer or by Officer. At all times, Officer’s employment with the Employer is “at-will,” which means that Officer’s employment with Employer may be terminated at any time by Employer with or without “Cause” or by Officer with or without “Good Reason” (as each such term is defined below).
2.Title, Duties and Responsibilities. While Officer is employed by Employer, Officer will report to Employer’s Chief Executive Officer or President and Chief Operating Officer and will have such duties and responsibilities that are commensurate with Officer’s role(s) along with such other duties and responsibilities as are from time to time assigned to Officer by the Chief Executive Officer, President and Chief Operating Officer or the Board of Directors of OptiNose, Inc. (the “Board). Officer will devote her full business time, energy and skill to the performance of her duties and responsibilities hereunder. Officer will not be permitted to engage in other activities that interfere with Officer’s performance of her duties under this Agreement, conflict with the business of Employer or violate any provisions of Section 9 herein. Officer shall, if requested by the Board, also serve as an officer or director of any affiliate of Employer for no additional compensation. Officer’s place of employment will be Employer’s offices in Yardley, Pennsylvania.
3.Base Salary. While Officer is employed by Employer, Employer will compensate Officer at a base annual salary (the “Base Salary”) of $325,000.08 per year, paid in accordance with Employer’s usual payroll practices as it is earned. Officer’s Base Salary shall be reviewed periodically for potential increases pursuant to Employer review policies applicable to senior Officers by the Compensation Committee of the Board (the “Compensation Committee”) or the Board.

4.Incentive Compensation. Officer shall participate in short-term and long-term incentive programs, including equity compensation programs, established by Employer for its officers generally (excluding the portion of the 2022 Annual Bonus Plan program applicable to Employer’s then-named executive officers), at levels determined by the Board or the Compensation Committee.  Officer’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Officer’s individual performance and Employer’s performance as determined by the Board or the Compensation Committee.
(a)Discretionary Bonus. Officer will be eligible to receive an annual target cash bonus of 35% of Officer’s Base Salary (the “Target Annual Bonus”) at the discretion of the Board or the Compensation Committee and contingent upon the attainment of certain Employer milestones and/or individual objectives as determined by the Board or the Compensation Committee. Specifically, given that Retention Bonuses were previously paid to Officer in 2021 and 2022 under the Retention Agreement, the Target Annual Bonus pertaining to calendar year 2022 only will be pro-rated for the period of July 1, 2022 through December 31, 2022 (the “2022 Pro-rated Target Annual Bonus”). The actual bonus payable for any given year, if any, may be higher or lower than the Target Annual Bonus or the 2022 Pro-rated Target Annual Bonus. Payment of such bonus is contingent upon continued employment with Employer at the time of payment unless otherwise specified herein or in the terms pursuant to which such bonus is granted. Officer’s Target Annual Bonus shall be reviewed periodically for potential increases pursuant to Employer review policies applicable to senior officers by the Compensation Committee or the Board.
(b)Equity Incentive Compensation. Officer and Employer acknowledge and agree that Officer will not receive an equity grant in fiscal year 2022. Starting with fiscal year 2023, Officer shall be eligible to receive annual equity awards based on Employer’s and Officer’s actual performance, as determined by the Board or the Compensation Committee. Each such equity award granted to Officer hereunder shall be subject to the terms and conditions of the incentive plan pursuant to which it is granted and such other terms and conditions as are established by the Board or Compensation Committee and set forth in an award agreement evidencing the grant of such equity award.
(c)Termination of Retention Agreement. The Parties agree that, as of the Effective Date, the Retention Agreement is hereby terminated in its entirety.
5.Benefits.
(a)General. While Officer is employed by Employer, Officer will be entitled to such benefits, if any, as are generally provided from time to time by Employer to its Officers, subject to the satisfaction of any eligibility requirements and any other terms and conditions of the applicable plans or policies.
(b)Vacation. Officer will also be entitled to paid vacation in accordance with Employer’s vacation policies in effect from time to time, which may be taken at such times as Officer elects with due regard to the needs of Employer.
(c)Reimbursement of Business Expenses. Upon presentation of appropriate documentation, Officer will be reimbursed in accordance with Employer’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Officer’s duties and responsibilities hereunder.

6.    Post-Employment Consulting Agreement.
(a)Provided Officer is not terminated by Employer for Cause (as defined herein), or due to Officer’s Death or Disability, subject to Officer’s execution and non-revocation of the Release described in Section 7(g) and Officer’s compliance with Officer’s obligations under Section 9, then Employer will offer to engage Officer as a Consultant for a one (1) year period commencing concurrent with the termination of Officer’s employment so as to not have a break in service for purposes of any then outstanding equity awards under the 2010 Plan (as defined below), subject to the terms of the Consulting Agreement substantially in the form attached hereto as “Exhibit I”, to be executed upon commencement of consulting services.
(b)Notwithstanding the foregoing, the Parties agree that, should a Change of Control occur within the time frame specified in Section 7(f) hereof such that Officer shall be eligible to receive any Change in Control Severance Benefits, Officer shall not be eligible to enter or continue any Consulting Agreement, nor will Officer be entitled to receive and/or continue receiving any associated consulting fees thereunder or any payment in lieu of the same, and the gross amount of any fees already paid to Officer pursuant to such Consulting Agreement shall be deducted from any Change of Control Severance Benefits that become owed to Officer. As used in this Agreement, “Change in Control” shall have the same definition as stated in the Employer’s 2010 Stock Incentive Plan, as such plan may be amended from time to time (the “2010 Plan”).
7.Termination of Employment.
(a)Any termination of Officer’s employment by Employer or Officer (other than because of Officer’s death) shall be communicated by a written notice of termination to the other party hereto in accordance with the requirements of this Agreement.
(b)Termination upon Death. If Officer dies, then Officer’s employment with Employer shall terminate as of the date of Officer’s death, at which time all of Officer’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Officer’s heirs, personal representatives or estate shall be entitled to the Accrued Benefits. “Accrued Benefits” means: (i) any accrued but unpaid portion of Officer’s compensation set forth in Section 3 above through the date of termination; (ii) any accrued but unused vacation as of the termination date; (iii) any earned but unpaid bonus for which the performance measurement period has ended prior to the termination date (e.g., if Officer’s employment is terminated on February 1 and annual bonuses for the prior year have not been paid as of her termination date, then Officer would be eligible to receive her annual bonus for the prior year but not a bonus for the year in which the termination occurs), provided that the termination of Officer’s employment is not for Cause or due to Officer’s voluntary resignation (other than for Good Reason); (iv) any amounts owing to Officer for reimbursements of expenses properly incurred by Officer prior to the date of her termination of employment and which are reimbursable in accordance with Section 5(c) above, with all amounts owed under (i) and (ii) payable in a lump sum no later than the Employer’s first regularly scheduled payroll date that is at least ten (10) days after the date of Officer’s termination of employment, any amount owed under (iv) payable in accordance with Employer’s applicable policy, and any amount owed under (iii) payable in a lump sum when such bonuses are paid to the Employer’s other eligible employees; and (v) any amounts that are vested benefits or that Officer is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Employer at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement; provided that Officer shall not be entitled to participate in or receive any payments or benefits under any severance plan, policy, practice or program of Employer.

(c)Termination upon Disability. “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Officer from performing the normal duties of Officer’s position on a full-time basis despite the provision, if requested, of a reasonable accommodation as that term is defined in the American with Disabilities Act. If Officer suffers a Disability and the Disability continues for a continuous period of more than three (3) months, then Employer shall have the right to terminate Officer’s employment upon written notice to Officer, at which time all of Officer’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Officer shall be entitled to the Accrued Benefits.
(d)Termination by Employer for Cause. Employer may, upon written notice to Officer, immediately terminate Officer’s employment for Cause. “Cause” shall exist upon (i) Officer’s breach of any fiduciary duty or material legal or contractual obligation to Employer or any of its affiliates (collectively, the “Company”) (including, without limitation, pursuant to any Company policy or the restrictive covenants set forth in Section 9 of this Agreement or any other applicable restrictive covenants between Officer and the Employer), (ii) Officer’s failure to follow the reasonable instructions of the Chief Executive Officer, the President and Chief Operating Officer or the Board (other than as a result of total or partial incapacity due to physical or mental illness), which failure, if curable, is not cured within thirty (30) days after notice to Officer specifying in reasonable detail the nature of such breach, or, if cured, recurs within ninety (90) business days of such initial notice, (iii) Officer’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company, or (iv) Officer’s commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or Officer’s indictment for, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof. Upon a termination of Officer’s employment for Cause, all of Officer’s rights to compensation and benefits under Sections 3, 4 and 5 of this Agreement or otherwise shall immediately terminate, except that Officer shall be entitled to the Accrued Benefits.
(e)Termination by Employer without Cause or by Officer for Good Reason. Except as provided in Section 7(f) below, if Officer’s employment is terminated without Cause or by Officer for Good Reason, in each case, prior to December 31, 2022, then Officer shall be entitled to receive the 2022 Pro-rated Target Annual Bonus. Such 2022 Pro-Rated Target Annual Bonus shall be determined by the Board or Compensation Committee based on its assessment of the Officer’s and Company’s performance under the terms of the Company’s 2022 annual bonus plan, and any such payment shall be made to Officer in a lump sum at the same time bonus payments are made to employees under the bonus plan. “Good Reason” shall mean, for purposes of this Agreement, without Officer’s prior written consent, (i) a material diminution in Officer’s then position or duties, authority or responsibilities, including, without limitation, Officer ceasing to be an “executive officer” (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a company with a class of securities registered under Section 12(b) of the Exchange Act; (ii) the assignment to Officer of any duties materially inconsistent with the duties and responsibilities of Acting Chief Financial Officer, (iii) a reduction by Employer in Officer’s then-current Base Salary or Officer’s then-current Target Annual Bonus (other than the 2022 Pro-rated Annual Target Bonus) unless the salaries and target annual bonuses for all other senior officers are correspondingly and proportionately reduced by not greater than 15% and such reduction continues for no more than 12 months; (iv) Officer’s relocation to offices of Employer that are more than fifty (50) miles from Employer’s offices in Yardley, Pennsylvania; or (v) any action or inaction that constitutes a material breach of this Agreement by Employer. In order to invoke a termination for Good Reason, Officer must deliver a written notice of the grounds for such termination within thirty (30) days of the initial existence of the event giving rise to Good Reason and Employer shall have thirty (30) days to cure the circumstances. In order to terminate Officer’s employment, if at all, for Good Reason, Officer must terminate employment within sixty (60) days following the end of the cure period if the circumstances giving rise to Good Reason have not been cured.
(f)Termination by Employer without Cause or by Officer for Good Reason with Respect to a Change of Control. Upon a termination of Officer’s employment by the Company without Cause or by Officer for Good Reason, in each case within three (3) months prior to the completion of a Change of Control or eighteen (18) months after a Change of Control, Officer shall be entitled to receive the Accrued Benefits and, subject to Officer’s execution and non-revocation of the release described in Section 7(g) and Officer’s compliance with Officer’s obligations under Section 9, the following severance payments and benefits (collectively, the “Change of Control Severance Benefits”):
6.an amount equal to 100% of the sum of Officer’s (x) base salary and (y) target annual cash bonus opportunity, in each case at the rate in effect on the termination of Officer’s employment, payable in a single-lump sum cash payment on the first practical payroll date that occurs on or after the Release Effective Date;
(i)an amount equal to the Officer’s pro rata annual cash bonus for the year in which the termination of employment occurs, which shall be equal to the greater of (x) the Officer’s target annual cash bonus opportunity for the year in which termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days in which the Officer was employed by Employer during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365), and (y) an annualized amount of bonus for such year as determined by the Board in good faith based on the achievement of objectives up to the Change of Control, multiplied by a fraction, the numerator of which is the number of days in which the Officer was employed by Employer during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365). For purposes of clarity, the foregoing shall not be interpreted to increase the Officer’s target annual cash bonus opportunity for fiscal year 2022 which is set forth in Section 4(a) above and shall be pro-rated as set forth therein. The pro rata bonus described in this Section 7(f)(ii) shall be payable in a single-lump sum cash payment on the first practical payroll date that occurs on or after the Release Effective Date;
(ii)continuation of coverage under Employer’s group health insurance plan through COBRA at active employee rates beginning on the first day of the month following Officer’s termination date and continuing for a period of twelve (12) months at the same level of coverage Officer elected during her employment and on the same terms and conditions generally afforded to Employer’s active employees, provided Officer and her eligible dependents enroll with Employer’s COBRA administrator within sixty (60) days after her termination date (as used in this paragraph, the “COBRA Subsidy” during the “COBRA Subsidy Period”); provided, however, in the event Employer determines that such provisions would subject Officer to taxation under Section 105(h) of the Code, or otherwise violate any healthcare law or regulation, then, Employer shall pay to Officer the amount Officer would be required to pay for continuation of group health coverage for Officer and her eligible dependents through an election under COBRA for twelve (12) months, which amount shall be paid in a lump sum at the same time payments under Section 7(f)(i) commence and is intended to assist Officer with costs of health coverage, which Officer may (but is not required to) obtain through an election to continue health care coverage under COBRA. Notwithstanding the foregoing, Officer understands that Employer’s COBRA Subsidy during the COBRA Subsidy Period will not extend her or her dependents’ eligibility for continuation health coverage under COBRA and agree to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above. Officer also understands that if she or her eligible dependents do not elect COBRA healthcare continuation coverage or choose to reduce coverage level under COBRA, Officer will not be entitled to receive any additional monetary payment for the cash equivalent of such COBRA Subsidy or any difference in premiums based upon her COBRA election; and
(iii)all of Officer’s then-outstanding equity awards granted to Officer shall become immediately vested.
Notwithstanding anything contained in this Agreement to the contrary, (i) in the event Officer enters into a Consulting Agreement as set forth in Section 6 in connection with the termination of Officer’s employment, but Officer subsequently becomes entitled to receive the Change of Control Severance Benefits set forth in this Section 7(f), then the Change of Control Severance Benefits payable to Officer shall be reduced by the gross amount of any fees already paid to Officer pursuant to such Consulting Agreement and the Consulting Agreement shall immediately terminate without any entitlement to and/or acceleration of any further fee thereunder, and (ii) in the event the Officer’s employment is terminated prior to December 31, 2022 and the Officer is entitled to receive the 2022 Pro-rated Target Annual Bonus pursuant to Section 7(e) above, but the Officer subsequently becomes entitled to receive the Change of Control Severance Benefits set forth in this Section 7(f), then Section 7(f)(ii) above shall govern the calculation and payment of such pro-rated annual bonus for fiscal year 2022.
(g)Payment to Officer of the Change of Control Severance Benefits or the Employer’s offer to enter into the Consulting Agreement, as applicable, shall be conditioned on Officer’s compliance with the requirements of Section 9 hereof and Officer’s execution of a general release in favor of Employer and its affiliates in substantially the form attached hereto as Exhibit II (the “Release”) and the lapse of any revocation period specified therein with the Release not having been revoked. Provided Officer is eligible for Change of Control Severance Benefits or to enter into the Consulting Agreement, the Release shall be provided to Officer within three (3) days of the termination of Officer’s employment. Officer will forfeit all rights to the Change of Control Severance Benefits or the Consulting Agreement, as applicable, unless, within sixty (60) days of the termination of Officer’s Employment, Officer executes and delivers the Release to Employer and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”). Employer’s obligation to pay the Change of Control Severance Benefits or enter into the Consulting Agreement, as applicable, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then Employer shall have no obligation to pay such Change of Control Severance Benefits or enter into the Consulting Agreement, as applicable. Notwithstanding anything contained herein to the contrary, in the event that the period during which Officer may review and revoke the Release begins in one calendar year and ends in the following calendar year, any severance payments hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Code and shall be paid to Officer no earlier than January 1 of the second calendar year.
(h)For purposes of clarity, Officer shall only be entitled to the payments and benefits set forth in this Section 7 in connection with the termination of Officer’s employment and the option to enter into the post-employment consulting agreement set forth in Section 6 above in accordance with the terms and conditions of this Section 7 and Section 6, respectively; and Officer shall not be entitled to participate in any severance plan, policy, practice or program that may be maintained by the Employer from time to time notwithstanding the terms of any such severance plan, policy, practice or program to the contrary.
8. Section 280G.

(a)Officer shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Officer, whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Employer or an affiliate of Employer (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit Officer receives shall exceed the net after-tax benefit that Officer would receive if no such reduction was made.
(b)The “net after-tax benefit” shall mean (i) the Payments which Officer receives or is then entitled to receive from Employer that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Officer with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Officer (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(c)All determinations under this Section 8 will be made by an accounting firm or law firm (the “280G Firm”) that is mutually agreed to by Officer and Employer prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G of the Code as reasonable compensation for services rendered before or after the Change of Control. All fees and expenses of the 280G Firm shall be paid solely by Employer. Employer will direct the 280G Firm to submit any determination it makes under this Section 8 and detailed supporting calculations to both Officer and Employer as soon as reasonably practicable.
(d)If the 280G Firm determines that one or more reductions are required under this Section 8, such Payments shall be reduced in the order that would provide Officer with the largest amount of after-tax proceeds (with such order, to the extent permitted by Sections 280G and 409A of the Code, designated by Officer, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and Employer shall pay such reduced amount to Officer. Officer shall at any time have the unilateral right to forfeit any equity award in whole or in part.
(e)As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Section 8, it is possible that amounts will have been paid or distributed to Officer that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Officer (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Officer or Employer, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Officer must repay the Overpayment to Employer, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Officer to Employer unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Officer is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Officer and Employer of that determination, and Employer will promptly pay the amount of that Underpayment to Officer without interest.

(f)Officer and Employer will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 8. For purposes of making the calculations required by this Section 8, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
9.Covenants.
(a)Non-Competition. So long as Officer is employed by Employer under this Agreement and for (i) the twelve (12) month period following the termination of Officer’s employment with Employer in the event the Officer’s employment is terminated within three (3) months prior to a Change of Control or eighteen (18) months after a Change of Control and Officer becomes entitled to receive any Change of Control Benefits or (ii) the nine (9) month period following the termination of Officer’s employment with Employer for any reason not covered by clause (i) (such applicable period, the “Restricted Period”), Officer agrees that Officer will not, directly or indirectly, without the prior written consent of Employer, engage in Competition with the Company). “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or venture that competes with any business that Employer is engaged in as of the date of Officer’s termination of employment with the Employer or is actively planning to engage in as of the date of Officer’s termination of employment with the Employer. Notwithstanding the foregoing, after Officer’s termination of employment, employment by or consultation for a publicly traded company that derives less than five percent (5%) of its net revenues from activities that compete with business that Employer engages in, shall not constitute Competition so long as Officer does not provide employment or consulting services to the business segment of such publicly traded company that engages in such competitive activities. Officer is entering into this covenant not to compete in consideration of the agreements of Employer in this Agreement, including but not limited to, the agreement of Employer to provide the severance and other benefits to Officer described within this Agreement upon a termination of employment.
(b)Confidentiality. Officer agrees that Officer will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of Officer’s assigned duties hereunder and for the benefit of Employer, either while Officer is employed by Employer hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to Employer whether the foregoing will have been obtained by Officer during Officer’s employment hereunder or otherwise. The foregoing will not apply to information that (i) was known to the public prior to its disclosure to Officer; (ii) becomes generally known to the public or in Employer’s industry subsequent to disclosure to Officer through no wrongful act by Officer or any of Officer’s representatives; or (iii) Officer is required to disclose by applicable law, regulation or legal process (provided that Officer provides Employer with prior notice of the contemplated disclosure and cooperates at the Company’s cost with the Company in seeking a protective order or other appropriate protection of such information). Employer and Officer acknowledge that, notwithstanding anything to the contrary contained in this Agreement, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employer and Officer further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(c)Non-Solicitation of Customers. Officer agrees that during the Restricted Period, Officer will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of Employer to purchase goods or services then sold by Employer from any other person or entity.
(d)Non-Solicitation of Suppliers. Officer agrees that during the Restricted Period, Officer will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, Employer’s suppliers to provide goods or services then provided to Employer to any other person or entity in Competition with Employer.
(e)Non-Solicitation of Employees. Officer recognizes that Officer will possess confidential information about other employees of Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of Employer. Officer recognizes that the information Officer possesses and will possess about these other employees is not generally known, is of substantial value to Employer in developing its business and in securing and retaining customers, and has been and will be acquired by Officer because of Officer’s business position with Employer. Officer agrees that, during the Restricted Period, Officer will not, (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of Employer to leave such employment for the purpose of being employed by, or rendering services to, Officer or any person or entity unaffiliated with Employer, or (y) convey any such confidential information or trade secrets about other employees of Employer to any person or entity other than in the course of Officer’s assigned duties hereunder and for the benefit of Employer. Notwithstanding the foregoing, Employer agrees that hiring any employee of Employer who responds to a general advertisement for employment that was not specifically directed at the employees of Employer shall not be deemed a violation of this Section 9(e).
(f)Non-Disparagement. Officer agrees that Officer will not, nor will Officer induce others to, Disparage Employer or any of their past or present officers, directors, employees or products. Similarly, the directors and senior Officers of Employer will not, nor will they induce others to, Disparage Officer. “Disparage” will mean making comments or statements to the press, Employer’s employees or any individual or entity with whom Officer or Employer, as applicable, has a business relationship that would adversely affect in any manner, unless expressly permitted under law, as applicable: (i) the conduct of the business of Employer (including, without limitation, any products or business plans or prospects); (ii) the business reputation of Employer, or any of their products, or their past or present officers, directors or employees; or (iii) the business reputation of Officer.
(g)Inventions.
(iv)Officer acknowledges and agrees that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to Officer’s work with Employer, made, developed or conceived by Officer, solely or jointly with others or with the use of any of Employer’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that Officer performs in connection with Employer, either while performing Officer’s duties with Employer or on Officer’s own time, but only insofar as the Inventions are related to Officer’s work as an employee of Employer (collectively, “Company Inventions”), will belong exclusively to Employer (or its designee), whether or not patent applications are filed thereon. Officer will keep full and complete written records (the

“Records”), in the manner prescribed by Employer, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to Employer. The Records will be the sole and exclusive property of Employer, and Officer will surrender them upon the termination of Officer’s employment, or upon Employer’s request. Officer hereby assigns to Employer (or its designee) Employer Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to Officer’s employment with Employer, together with the right to file, in Officer’s name or in the name of Employer (or its designee), applications for patents and equivalent rights (the “Applications”). Officer will, at any time during and subsequent to Officer’s employment with Employer, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by Employer with respect to Employer Inventions and the underlying intellectual property. Officer will also execute assignments to Employer (or its designee) of the Applications, and give Employer and its attorneys all reasonable assistance (including the giving of testimony) to obtain Employer Inventions and the underlying intellectual property for its benefit, all without additional compensation to Officer from Employer, but entirely at Employer’s expense.
(v)In addition, Employer Inventions will be deemed “work made for hire”, as such term is defined under the copyright law of the United States, on behalf of Employer and Officer agrees that Employer (or its designee) will be the sole owner of Employer Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to Officer. If Employer Inventions, or any portion thereof, are deemed not to be work made for hire, Officer hereby irrevocably conveys, transfers, assigns and delivers to Employer (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to Employer Inventions, including without limitation: (a) all of Officer’s rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to Employer Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to Employer Inventions, to exploit and allow others to exploit Employer Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of Employer Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, Officer hereby waives any so-called “moral rights” with respect to Employer Inventions. Officer hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to Officer’s benefit by virtue of Officer being an employee of or other service provider to Employer.
(vi)To the extent that Officer is unable to assign any of Officer’s right, title or interest in any Company Inventions under applicable law, for any such Company Inventions and the underlying intellectual property rights, Officer hereby grants to Employer (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Company Inventions and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Company Inventions and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of Employer Invention.
(vii)To the extent that any of Employer Inventions are derived by, or require use by Employer of, any works, Inventions, or other intellectual property rights that Officer owns, which are not assigned hereby, Officer hereby grants to Employer (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit Employer to fully realize their ownership rights in Employer Inventions.
(h)Cooperation. Upon the receipt of notice from Employer (including outside counsel), Officer agrees that while employed by Employer (for no additional compensation) and thereafter (for reasonable compensation for Officer’s time), Officer will respond and provide information with regard to matters in which Officer has knowledge as a result of Officer’s employment with Employer, and will provide reasonable assistance to Employer and its representatives in defense of any claims that may be made against Employer, and will assist Employer in the prosecution of any claims that may be made by Employer, to the extent that such claims may relate to the period of Officer’s employment with Employer (or any predecessor). Officer agrees to promptly inform Employer if Officer becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. Officer also agrees to promptly inform Employer (to the extent Officer is legally permitted to do so) if Officer is asked to assist in any investigation of Employer (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against Employer with respect to such investigation, and will not do so unless legally required.
(i)Return of Property. On the date of the termination of Officer’s employment with Employer for any reason (or at any time prior thereto at Employer’s request), Officer will return all property belonging to Employer (including, but not limited to, any Employer provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to Employer) unless such property is necessary to perform services under the Consulting Agreement as determined by Employer in its sole discretion and in such case, such property shall be returned when Employer in its sole discretion determines such property is no longer necessary to perform services under the Consulting Agreement.
(j)Injunctive Relief. It is further expressly agreed that Employer will or would suffer irreparable injury if Officer were to violate the provisions of this Section 9 and that Employer would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Officer further consents and stipulates to the entry of such injunctive relief in such court prohibiting Officer from violating the provisions of this Section 9.
(k)Survival of Provisions. The obligations contained in this Section 9 will survive the termination of Officer’s employment with Employer and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
(l)Prior Agreements. Officer represents and warrants to Employer that there are no restrictions, agreements or understandings whatsoever to which Officer is a party that would prevent or make unlawful Officer’s execution of this Agreement or Officer’s employment hereunder, is or would be inconsistent or in conflict with this Agreement or Officer’s employment hereunder, or would prevent, limit or impair in any way the performance by Officer of the obligations hereunder.
10.Assignment; Third Party Beneficiaries. Notwithstanding anything else herein, this Agreement is personal to Officer and neither the Agreement nor any rights hereunder may be assigned by Officer. Employer may assign the Agreement to an affiliate or to any acquiror of all or substantially all of the assets of Employer. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Employer” as used in this Agreement shall mean Employer as defined in the preamble of this Agreement and any successor to its business and/or assets as aforesaid. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the Parties. Officer acknowledges that this Agreement is intended to benefit Employer, its shareholders, and its and their parents, affiliates, subsidiaries, divisions, and related companies or entities, now existing or hereafter created. Both Officer and Employer further acknowledge and agree that the intended beneficiaries of this Agreement are entitled to enforce the provisions of this Agreement by seeking injunctive relief or any other appropriate remedy.
11.Clawback/Recoupment. Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to Officer pursuant to this Agreement or any other agreement or arrangement with Employer shall be subject to mandatory repayment by Officer to Employer to the extent any such compensation paid to Officer is, or in the future becomes, subject to (i) any “clawback” or recoupment policy applicable to Officer that is adopted to comply with any applicable law, rule or regulation (including stock exchange rule), or (ii) any law, rule or regulation (including stock exchange rule) which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.
12.Arbitration; Waiver of Rights to Sue; Exclusions; Attorneys’ Fees.
(a)    Except as provided in Section 9(j), the Parties agree that they will use binding arbitration to settle all claims and disputes that may arise out of this Agreement or that in any way relate to Officer’s employment with Employer. Specifically, both Employer and the Officer agree that any claim, dispute and/or controversy that either Officer may have against Employer (or its directors, officers, managers, employees, agents or parties affiliated with its employee benefit and health plans), or that Employer may have against Officer, shall be submitted to binding arbitration conducted before one (1) arbitrator mutually agreed to by Employer and Officer, sitting in Philadelphia, Pennsylvania or such other location mutually agreed to by Officer and Employer, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect; provided, however, that if Employer and Officer are unable to agree on a single arbitrator within thirty (30) calendar days of the demand by another Party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association.
(b)    Coverage. Included within the Parties’ agreement to submit all disputes to binding arbitration are all employment-related claims and disputes, whether based upon tort, contract, statute (including but not limited to any claims of workplace discrimination, harassment (other than sexual harassment), retaliation, failure to pay proper wages or other compensation (including commissions, bonuses, salary, severance pay or other benefits), or any other unlawful employment practice or wrongful termination, whether based upon the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Labor Management Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, the Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud and Abuse Act, the Health Insurance Portability &

Accountability Act, the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988), the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Labor Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, any personal gain with respect to any claim arising under the Federal False Claims Act, or any other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, each as amended, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Released Parties and Officer and shall further apply, without limitation, to any and all Claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, embezzlement, conversion, non-payment of debt, misrepresentation, tortious interference with contract, civil conspiracy, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, invasion of privacy, wrongful, retaliatory or constructive discharge, assault (other than sexual assault), battery, false imprisonment, negligence, and all other claims or torts, including any whistleblower claims, arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States and Pennsylvania Constitutions.
OFFICER UNDERSTANDS AND VOLUNTARILY AND FREELY AGREES TO THIS BINDING ARBITRATION PROVISION, AND BOTH OFFICER AND EMPLOYER EXPRESSLY AND FREELY FOREGO AND WAIVE THEIR RIGHT TO TRIAL BY JURY, IN FAVOR OF BINDING ARBITRATION, WITH RESPECT TO ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT EXCEPT AS EXPRESSLY EXCLUDED HEREIN.
(c)    Exclusions. Notwithstanding the foregoing:
(i)    The Parties shall not arbitrate: (aa) claims by Officer for workers’ compensation or unemployment compensation insurance benefits; (bb) claims by Employer for injunctive or equitable relief, including without limitation claims related to the misappropriation of trade secrets, theft of confidential and proprietary business information, breach of fiduciary duty and/or violation of other restrictive covenants; and (cc) claims by Officer for sexual assault and/or sexual harassment, unless Officer voluntarily elects for such sexual assault and/or sexual harassment claims to be arbitrated.
(ii)    Nothing contained in this Agreement prohibits Officer from filing, a complaint, participating in an investigation, or otherwise communicating with the United States Equal Employment Opportunity Commission and/or any other federal, state, or local agency charged with the processing of complaints and performance of investigation into claims of unlawful employment practices, although if Officer elects to pursue a claim following the exhaustion or completion of any such administrative process, such claim would be subject to the mandatory arbitration provisions set forth in this Section of the Agreement.
(iii)    Claims by Officer relating to benefits under any of Employer’s employee benefit plans must be raised with the claims administrator of the relevant plan pursuant to the terms of that plan, but if the matter is not resolved under those procedures, Officer may pursue such a claim only through arbitration as provided for in this Section.
(d)    Procedures. The Party seeking arbitration pursuant to this Section of the Agreement shall commence such proceeding in accordance with the applicable AAA rules. All rules of pleading, rules of evidence, and rights to resolution of the dispute by means of summary judgment, judgment on the pleadings, and judgment under Pennsylvania law shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including, but not limited to, notions of "just cause") but shall apply the same law as if brought in a court of law. The arbitrator shall possess the authority to rule on any dispositive motions (including a motion to dismiss and/or summary judgment brought by any Party) and to order any appropriate legal and equitable relief consistent with that available to the Parties in civil actions filed in a court of competent jurisdiction, except that the Parties agree neither Party shall be entitled to punitive damages on any claim.
(e)    Discovery. During the arbitration, Officer and Employer shall be entitled to engage in and conduct discovery in accordance with any schedule established by the arbitrator; provided, however, the arbitrator must allow the Parties to conduct discovery sufficient to adequately arbitrate their claims and defenses in accordance with applicable federal, state, and local law, even if the AAA Rules are more restrictive.
(f)    Determination. The determination of the arbitrator will be final and binding on Officer and Employer. Awards shall include the arbitrator’s written, reasoned opinion and shall contain the arbitrator’s essential findings and conclusions. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
(g)    Attorney’s Fees; Costs. Each Party will bear their own expenses of such arbitration, except that the prevailing Party shall be entitled to be indemnified and reimbursed for its reasonable attorneys’ fees and costs incurred in enforcing and/or seeking to enforce the terms of this Agreement should the other Party violate or be alleged to have violated any of its terms.
13.Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
14.Withholding Taxes. Employer may withhold from any and all amounts payable to Officer such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.
15.Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail to Officer or Employer, as the case may be, at Officer’s address set forth below or Employer’s address set forth below, or to such other names or addresses as Officer or Employer, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section (provided that notice of change of address shall be deemed given only when received).
Employer notices shall be delivered to:
OptiNose US Inc.
Attn: Chief Legal Officer
1020 Stony Hill Road
Third Floor, Suite 300
Yardley, PA 19067
Officer notices shall be delivered to such address as shall most currently appear on the records of Employer.

16.Entire Agreement; Amendments. The Parties executed a certain Letter Agreement, including terms of confidentiality, non-disclosure, non-solicitation, non-competition and invention assignment on or about May 16, 2011 (“Existing Agreement”) which governed Officer’s employment until superseded by this Agreement. This Agreement and the agreements referenced herein contain the entire agreement of the Parties relating to the subject matter hereof, and supersede in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral including without limitation the Existing Agreement. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the Parties hereto. For purposes of clarity, nothing in this Agreement or in the referenced agreements herein amends or supersedes the Indemnification Agreement entered by the Parties on August 8, 2022, which agreement continues in effect in accordance with its terms.
17.Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.
18.Severability. The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either Party, and no course of dealing between the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
19.Counterparts. This Agreement may be executed in several counterparts (including via facsimile and/or .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.
20.Section 409A.
(a)The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted and construed in a manner intended to comply therewith. For purposes of this Agreement, Officer will be considered to have experienced a termination of employment only if Officer has a “separation from service” with Employer and all of its controlled group members within the meaning of Section 409A. Whether Officer has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
(b)Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. §1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. Neither Employer nor Officer shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Officer shall have no right to designate the date or any payment under this Agreement.
(c)If Officer is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date of Officer’s separation from service, any benefits payable under this Agreement that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the date of Officer’s separation from service, or (ii) the date of Officer’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (x) the first business day following the six-month anniversary of the date of Officer’s separation from service, or (y) Officer’s death, Employer shall pay Officer (or Officer’s estate or beneficiaries) a lump-sum payment equal to all payments delayed pursuant to the preceding sentence.
(d)If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A, the following rules shall apply: (i) in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.
(e)Notwithstanding anything in Section 7(f) hereof to the contrary, in the event that Officer is entitled to the amount set forth in Section 7(f)(i) as a result of a termination of Officer’s employment within three (3) months prior to or eighteen (18) months after the date of the Change of Control, and such Change of Control does not constitute a change in ownership or effective control of Employer, or in the ownership of a substantial portion of the assets of Employer, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations, and any portion of the severance benefit payable to Officer is deemed to constitute deferred compensation subject to the requirements of Section 409A of the Code at the time of Officer’s termination, then such portion that constitutes deferred compensation shall reduce the amount that is paid in a lump sum as provided in Section 7(f)(i) and such deferred compensation portion shall instead be paid in accordance with Employer’s standard payroll practices.
21.    Construction; Reasonable Time to Review and Consider Agreement. The Parties         agree that this Agreement was reached following arms-length negotiations and should not be construed against the drafter. Officer agrees that she has been provided reasonable and adequate time to review this Agreement and, if desired, consult with counsel of her choosing, and that she has consulted counsel before signing this Agreement or knowingly waived the right to do so.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

OPTINOSE US, INC.

By: /s/ Peter K. Miller
Name: Peter K. Miller
Title: Chief Executive Officer

OFFICER

By: /s/ Michele Janis
Name: Michele Janis

EXHIBIT I
[INSERT DATE]

Michele Janis

Dear Michele:
    This letter agreement (this “Letter Agreement”) sets forth the terms and conditions under which OptiNose US, Inc. (the “Company”) hereby engages you, Michele Janis (“you” or “Consultant”), as a consultant to the Company. By signing this letter, you accept this engagement subject to these terms and conditions.

1.Consulting Services to be Performed. During the Term (as defined below), Consultant shall provide to the Company services, advice, knowledge and know-how as described in Exhibit 1, with respect to the Company’s business (the “Consulting Services”). Consultant shall provide the Consulting Services in a competent, diligent, professional and faithful manner and shall be available for no less than the time periods set forth on Exhibit 1. Consultant’s point-of-contact at the Company shall be the Company’s Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer.

2.Term and Termination.

(a)The term during which Consultant shall provide the Consulting Services hereunder (the “Term”) shall commence on [INSERT DATE] and continue in full force and effect until one (1) year from the Effective Date unless earlier terminated in accordance with Section 2(b) or Section 2(c) below.

(b)The Company may terminate this Letter Agreement and the Term immediately if Consultant materially breaches her obligations or any provision hereunder and has failed to cure such breach (to the extent such breach is capable of being cured) within 14 days of notice thereof. If this Letter Agreement is terminated by the Company pursuant to this Section 2(b), Consultant shall only be entitled to receive the compensation set forth on Exhibit 1 hereto up until the date of termination.

(c)The Consultant may terminate this Letter Agreement, and the Term, (i) upon 30 days’ prior written notice to the Company, or (ii) immediately if Company breaches any provision hereunder and has failed to cure such breach (to the extent such breach is capable of being cured) within 14 days of notice thereof). If this Letter Agreement is terminated by Consultant other than pursuant to Section 2(c)(ii), Consultant shall only be entitled to receive the compensation set forth on Exhibit 1 hereto up until the date of termination. If this Letter Agreement is terminated by Consultant pursuant to Section 2(c)(ii), then Consultant shall be entitled to receive the $12,500 monthly Consulting Fee for the remainder of the engagement.

3.Compensation.

(a)Consulting Fee. The Company shall pay to Consultant the consulting fee (the “Consulting Fee”) set forth on Exhibit 1 in accordance with the terms and conditions of this Letter Agreement.

(b)Expenses. The Company shall reimburse Consultant for reasonable and necessary business expenses for transportation, lodging and meals while traveling for Company work (other than reporting to the Company’s office) during the Term of this Letter Agreement in accordance with the terms and condition set forth on Exhibit 1 hereto (“OOP Costs”).

(c)Equity. Any previously granted and outstanding equity awards under the OptiNose, Inc. 2010 Stock Incentive Plan (as amended and restated as of September 19, 2017) (the “Optinose Stock Incentive Plan”) issued to the Consultant during her prior employment with the Company shall continue to vest and be exercisable during the Term, in accordance with, and subject to, the terms and conditions of the OptiNose Stock Incentive Plan and the related stock option agreement, restricted stock unit agreement, or restricted stock unit agreement – performance. Following the end of the Term, such equity awards shall cease vesting and the unvested portion of such grants shall be forfeited. Consultant shall have the opportunity to exercise any vested equity awards at the end of the Term in accordance with the terms and conditions of the applicable agreement for such grant and any vested equity award not exercised within such period shall be forfeited.

(d)For purposes of clarity, (i) other than as explicitly set forth in this Section 3, Consultant shall not receive any other form of compensation from the Company during the Term and (ii) Consultant shall not receive or be entitled to any benefits, or to participate in any benefit plans of the Company except to participate in COBRA benefits as required to be offered by the Company in connection with Consultant’s prior employment with Company. Said participation in COBRA benefits requires active enrollment with Company’s COBRA Administrator within designated time frames.

4.Independent Consultant. Consultant’s engagement hereunder shall be as an independent contractor, and Consultant is not an employee, agent, representative, stockholder or partner of the Company. All the terms and condition of this Letter Agreement shall be interpreted in light of that relationship. Without limitation, Consultant shall not be entitled to any benefits, or to participate in any benefit plans, available to employees of the Company as a result of any Consulting Services performed under this Letter Agreement except as expressly set forth in Section 3(c) hereof. The Company shall be under no obligation to provide work for Consultant. The parties intend that Consultant shall be a self-employed individual, and Consultant shall be solely responsible for the payment of any national or local income taxes or national, state or local self-employment taxes arising with respect to the amounts payable hereunder. Consultant has no supranational, national, state or local law workers’ compensation rights with respect to the Consulting Services provided under this Letter Agreement. Consultant shall be responsible for any workers’ compensation insurance, if applicable. In addition, Consultant shall not be entitled to any life insurance, short or long-term disability coverage, or any other privileges, including, without limitation, holiday pay, vacation pay, employee cash incentive plans, stock options or other equity awards, employee stock purchase plan, 401(k) plan, Health Savings Account or F.I.C.A/Medicare contributions, federal or state unemployment insurance, or any other benefits made available to employees of the Company.
5.Covenants.

(a)Confidentiality. During the Term and for three (3) years following the termination for whatever reason of this Letter Agreement, you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of your assigned duties hereunder and for the benefit of the Company, any business and technical information or trade secrets, non-public, proprietary or confidential information, knowledge or data relating to the Company, whether the foregoing will have been obtained by you during your engagement hereunder or otherwise; provided the obligations of confidentiality and non-use with respect to Company trade secrets shall continue for so long as such information is considered a Company trade secret. The foregoing confidentiality obligations will not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public or in the Company’s industry subsequent to disclosure to you through no wrongful act by you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information).

(b)Non-Solicitation of Customers. You agree that during the Term of this Letter Agreement and for a period of one (1) year following its termination for whatever reason (the “Restricted Period”), you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Company to purchase goods or services then sold by the Company from any other person or entity.

(c)Non-Solicitation of Suppliers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Company to any other person or entity in Competition with the Company.

(d)Non-Solicitation of Employees. You recognize that you may possess or have access to confidential information regarding employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. You recognize that the information you possess and may possess about these employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Company. You agree that, during the Restricted Period, you will not, (i) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Company to leave such employment for the purpose of being employed by, or rendering services to, you or any person or entity unaffiliated with the Company, or (ii) convey any such confidential information or trade secrets about other employees of OptiNose to any person or entity other than in the course of your assigned duties hereunder and for the benefit of the Company.

(e)Non-Disparagement. You agree that during the Restricted Period you will not, nor will you induce others to, disparage the Company or any of their past or present officers, directors, employees or products. “Disparage” means making comments or statements to the press, the Company’s past or present employees, officers or directors, any individual or entity with whom OptiNose has a business relationship, or any other third party that would adversely affect in any manner: (i) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company, or any of its products, or its past or present officers, directors or employees.

(f)Inventions.

(i)    You acknowledge and agree that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, business or scientific processes, developments or other works of authorship, whether patentable or unpatentable, (a) that relate to the Consulting Services or your work with the Company, made, developed or conceived by you, solely or jointly with others, or with the use of any of the Company’s equipment, supplies, facilities, confidential information or trade secrets (b) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as they are related to your work as a consultant of the Company (collectively, “Covered Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.

(ii)    You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Covered Inventions, and will promptly disclose all Covered Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company (or its designee), and you will surrender them upon the termination or expiration of the Term, or upon the Company’s request. You will assign to the Company (or its designee) Covered Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to the term of this Letter Agreement, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the Term of this Letter Agreement, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to Covered Inventions and the underlying intellectual property. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company (or its designee) and its attorneys all reasonable assistance (including the giving of testimony) to obtain Covered Inventions and the underlying intellectual property for its benefit, all without additional compensation to you from the Company, but at the Company’s expense.

(iii)    Covered Inventions will be deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Company (or its designee) and you agree that the Company (or its designee) will be the sole owner of Covered Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to you. If Covered Inventions, or any portion thereof, are deemed not to be work made for hire, you hereby irrevocably convey, transfer, assign and deliver to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to Covered Inventions, including without limitation: (a) all of your rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to Covered Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to Covered Inventions, to exploit and allow others to exploit Covered Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of Covered Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to Covered Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being a consultant of or other service provider to the Company.

(iv)    To the extent that you are unable to assign any of your right, title or interest in any Covered Invention under applicable law, for any such Covered Invention and the underlying intellectual property rights, you hereby grant to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Covered Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Covered Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of Covered Invention.

(v)    To the extent that any of Covered Inventions are derived by, or require use by the Company (or its designee) of, any works, Inventions, or other intellectual property rights that you own, which are not assigned hereby, you hereby grant the Company (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense (through various tiers), use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company (or its designee) to fully realize their ownership rights in Covered Inventions.

(g)Cooperation. Upon the receipt of written notice from the Company, you agree that while engaged by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your engagement by the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of your engagement by the Company (or any predecessor). You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required.

(h)Return of Property. On the date of the termination of the Term for any reason (or at any time prior thereto at the Company’s request), you will return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(i)Injunctive Relief. It is further expressly agreed that the Company will or would suffer irreparable injury if you were to violate the provisions of this Section 5 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from violating the provisions of this Section 5.

(j)Representatives. Consultant shall be responsible for ensuring that each employee, agent and representative of Consultant (if applicable) adheres to the covenants in this Section 5 as if they were personally bound hereby.

6.Survival of Provisions. The obligations contained in Sections 5 through 7 and Sections 9 through 16 of this Letter Agreement shall survive the termination or expiration of the Letter Agreement by their terms and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in Section 5 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, the parties agree that such restriction may and should be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

7.Indemnification. Each party shall indemnify the other party for all costs, fees (including reasonable attorney’s fees), expenses, losses and other damages arising from (a) any injury to person or damage to third party property caused by the other party’s negligence and (b) any breach of this Letter Agreement by the other party.

8.Representations and Warranties.

(a)Authorization. You represent and warrant that your execution and delivery of this Letter Agreement and your performing the Consulting Services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction, including without limitation any noncompete requirement to which you are subject. Further, you represent and warrant to the Company that you have received any necessary consent or authorization to enter into this Letter Agreement from any institution with which you are affiliated and from which you require consent, express or implied, or authorization to enter into this Letter Agreement.

(b)Information. You certify that you will supply your correct Social Security Number or Tax Identification Number, as applicable, to the Company. You acknowledge that the Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Letter Agreement, including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

9.Assignment. Notwithstanding anything else herein, this Letter Agreement is personal to Consultant and neither the Letter Agreement nor any rights hereunder may be assigned by Consultant. The Company may assign the Letter Agreement to an affiliate or to any acquirer of all or substantially all of the assets of the Company. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

10.Arbitration. You agree that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under Section 5(i), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in Philadelphia, Pennsylvania or such other location agreed to by you and the Company, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within thirty (30) days of the demand by another party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on you and the Company. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration.

11.Governing Law. This Letter Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws.

12.Entire Agreement; Amendments. This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

13.Section Headings. The section headings used in this Letter Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Letter Agreement.

14.Severability. The provisions of this Letter Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

15.Notices. All notices, requests, demands and other communications required or permitted to be given by either party in this Letter Agreement shall be in writing and shall be duly given when mailed by registered mail, postage prepaid, or sent by facsimile with confirmation of receipt to the other party at the address set forth below, or at such other address as shall have been designated by such other party by written notice:

(i)If to the Company:

OptiNose US, Inc.
1020 Stony Hill Road, Suite 300
Yardley, PA 19067
    Attention: Chief Executive Officer

(ii)If to Consultant:

Notices shall be delivered to such address as shall most currently appear on the records of Employer.

16.Counterparts. This Letter Agreement may be executed in several counterparts (including via .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

[Signature Page Follows]

    Please indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing this Letter Agreement and returning it to the Company. We look forward to your engagement with the Company.

Very truly yours,
OptiNose US, Inc.

By: __________________________________________
    Karen E. Brophy
    Chief Human Resources Officer

Consultant

Dated:             , 2022
                        Michele Janis

EXHIBIT 1

Consulting Services

1.Description of Consulting Services. Consultant shall provide to Company the following Consulting Services:

Financial and business advisory services, including but not limited to budgeting and forecasting, accounting and financial reporting, cash management, SEC reporting, tax, insurance and other related matters.

2.Deliverables. As part of the Consulting Services, Consultant shall provide oral communication and written documentation summarizing the Consulting Services in a format and frequency as reasonably requested by Company from time-to-time. All materials, work products, deliverables or other items to be created, supplied or delivered to Company by Consultant during the course of the Services (each a “Deliverable”) shall be submitted by Consultant to Company in accordance with this Exhibit 1 and shall be owned by Company. All Deliverables shall be subject to the review of Company to verify that each Deliverable satisfies the requirements set forth in this Exhibit 1. Unless otherwise stated in this Exhibit 1, acceptability of each Deliverable shall be based on Company’s reasonable satisfaction with such Deliverable. Any Deliverable that is not approved must be reworked to meet the criteria specified in this Exhibit 1 without additional charge to Company. Company will notify Consultant within ten (10) business days of receiving each Deliverable for review and approval if it did not meet agreed upon parameters.

3.Breakdown of Consultant Fees; OOP Costs. As sole compensation for the performance of the Consulting Services, Company will pay Consultant the Consulting Fees set forth below. Consultant shall:
a.bill in .10 hour increments for any billable time in excess of 60 hours per month;
b.obtain Company’s prior written approval for billable time in excess of 60 hours per month. Consultant shall bear the risk in any overrun if Company has not approved a change in scope of the Consulting Services pursuant to an amendment.
Consultant will receive no royalty or remuneration on the production or distribution of any products developed by Company or by Consultant in connection with or based upon the Consulting Services.
Company shall only reimburse Consultant for OOP Costs for which prior written approval has been obtained from the Company’s Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer and incurred in accordance with the Company’s Business Partner Travel and Expense Reimbursement Guidance.

4.Consulting Fees. Subject to the Parties’ execution of this Letter Agreement, commencing on the Effective Date and for each full month during the Term (unless earlier terminated in accordance with select provisions of Section 2(b) or 2(c) of this Letter Agreement), Consultant shall receive a fee of $12,500 per month for up to 60 billable hours per month (which fee shall be prorated for any partial month), such fee shall be paid within 15 days after the end of the month in which such Consulting Services were rendered. Any billable hours approved by the Company’s Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer in excess of 60 hours per month shall be billed at the rate of $200/hour. Travel time to and from the Company’s office shall not be billable. Consultant shall be eligible to receive the monthly payment and continued equity vesting under this Agreement even in the event that the Company does not assign work to her.

5.Non-Exclusivity. Consultant may perform services, become employed by, and contract with additional persons or entities as Consultant, in her sole discretion, sees fit, provided those services do not pose a conflict of interest with the Consulting Services that Consultant is to perform for the Company under this Letter Agreement and do not violate the terms of any former employment agreement, confidentiality agreement or any other agreement between the Consultant and the Company. Consultant acknowledges that this is a non-exclusive engagement and that the Company also retains its right to appoint additional consultants as the Company, in its sole and unrestricted judgment, may determine to be in its best interests, without obligation or liability to Consultant.

6.Payment of Consulting Fees; OOP Costs. Unless otherwise specified above, Consultant may invoice (each, an "Invoice") Company for the Consulting Fees, on a monthly basis, for Consulting Services actually performed during the prior month. Prior to payment, Consultant shall, following the date payment becomes due by Company, promptly submit an Invoice to Company as per Section 7 below, describing the Consulting Services performed, in sufficient detail, which shall reference the applicable purchase order number provided to Consultant by Company. Any expenses to be incurred by the Consultant must be in accordance with Company’s Business Partner Travel and Expense Reimbursement Guidance and pre-approved by the Company’s Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer. Company will reimburse Consultant for such pre-approved OOP Costs without markup. Additionally, each Invoice shall be accompanied by supporting documentation as may be reasonably required by Company. Consultant may Invoice Company for pre-approved OOP Costs, as such costs are incurred, and shall provide original receipts and any other necessary supporting documentation for such costs as requested by Company. Any disputed amounts will be paid upon resolution between the parties. The Consulting Fee and any OOP Costs shall be paid gross of any applicable taxes required by applicable laws to be paid by Consultant in connections with fees for services of the type contemplated hereunder.

7.Submission of Invoices. Each Invoice shall be sent via email to ap@optinose.com.

EXHIBIT II

The “Effective Date”), between OptiNose US, Inc. (a wholly-owned subsidiary of OptiNose, Inc. and, together with OptiNose, Inc. and each of its and their successors and assigns, the “Company”), and [•] (“Officer”).

1.Release.
        a.    In consideration of the amounts to be paid by Employer pursuant to the Employment Agreement entered into on [___], 2022, by and between Employer and Officer (the “Employment Agreement”), Officer, on behalf of himself/herself and on behalf of her spouse, civil union or domestic partner, dependents, heirs, executors, devisees, personal representatives, administrators, agents and assigns, irrevocably and unconditionally forever waives, releases, gives up and discharges Employer, its parent, affiliated and related companies (including but not limited to OptiNose, Inc.), all of its and their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, all of its and their past and present employees, managers, directors, officers, administrators, shareholders, members, investors, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever (whether individually or in an official capacity on behalf of Employer), and all of its and their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, accrued or unaccrued, liquidated or contingent, asserted or unasserted, both in law and equity (“Claims”), which Officer ever had, now has, or may hereafter claim to have against the Released Parties by reason of any matter or cause whatsoever based on, related to, or arising from any event that occurred before the date Officer signs this Agreement and based upon, related to or arising out of or in any way concerning Officer’s employment with Employer, the terms, conditions or privileges of Officer’s employment with Employer, Officer’s separation from employment with Employer, and any and all violations and/or alleged violations of federal, state or local human rights laws, fair employment practices and/or other laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, those arising or which may be arising under, as applicable, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”), the Coronavirus Aid, Relief and Economic Security Act (“CARES”), the Families First Coronavirus Relief Act (“FFCRA”), the American Rescue Plan Act, the Fair Labor Standards Act (“FLSA”), the Equal Pay Act of 1963 (“EPA”), the Lilly Ledbetter Fair Pay Act of 2010 (“Fair Pay Act”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Rehabilitation Act, the Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud & Abuse Act, the Health Insurance Portability & Accountability Act (“HIPAA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act (“FCRA”), the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988), the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Labor Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Workers’

Compensation Act, any personal gain with respect to any claim arising under the Federal False Claims Act, or any other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, each as amended, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Released Parties and Officer and shall further apply, without limitation, to any and all Claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, tortious interference with contract, civil conspiracy, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, invasion of privacy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts, including any whistleblower claims, arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States and Pennsylvania Constitutions (the “General Release”).

        b.    For the purpose of implementing a full and complete release, Officer understands and agrees that this Agreement is intended to include all claims, if any, which Officer or her spouse, civil union or domestic partner, dependents, heirs, executors, devisees, personal representatives, administrators, agents and assigns may have and which Officer does not now know or suspect to exist in her favor against the Released Parties, from the beginning of time until the time she signs this Agreement, and this Agreement extinguishes those claims.

        c.    In consideration of the promises of Employer set forth in the Employment Agreement, Officer hereby releases and discharges the Released Parties from any and all Claims that Officer may have against the Released Parties arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Officer acknowledges that she understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Officer also understands that, by signing this Agreement, she is waiving all Claims against any and all of the Released Parties.

d.    Officer understands that the laws and actions described above give the Officer important remedies that relate to claims that she has or may have arising out of or in connection with her employment with, or separation from employment from, Employer and agree that she is freely and voluntarily giving up those remedies and claims. By signing this Agreement, Officer agrees that she is irrevocably and unconditionally waiving the right to proceed with discovery concerning any released claim in any future litigation with any Released Party, if any. Officer also agrees that she is fully releasing all claims for equitable, punitive or other relief, attorney’s fees, and other fees and costs incurred up to the date Officer signs this Agreement for any reason.

e.    Officer represents and warrants that: (i) she is the lawful owner of all claims released through this Agreement; (ii) she has the beneficial interest in the payments and other benefits that she will receive under this Agreement; (iii) she has not assigned, and will not assign, any interest in any claim released through this Agreement; (iv) she has not filed, and is not and has not been subject to a voluntary or involuntary bankruptcy petition in the past three (3) years; (v) she is not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Agreement or the payments and benefits to be tendered or provided under the Employment Agreement. Officer agrees that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Agreement. Officer also agrees that she will fully indemnify and hold the Released Parties harmless to the extent any of the foregoing representations and warranties is or becomes untrue for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages, asserted or awarded against any of the Released Parties and, should it be determined that any bankruptcy trustee or other third party has a right to the payments and benefits provided to Officer under the

Employment Agreement, Officer immediately will return to Employer an amount equivalent to the full after-tax value of any such payments or benefits.

f.    Officer warrants that she does not have any complaint pending before any federal, state or local court or arbitration panel concerning any Released Party. Officer further agrees not to file a lawsuit against any of the Released Parties in any federal, state or local court, or with any arbitration panel, concerning any claim, demand, issue or cause of action released through this Agreement, except to the extent specifically excluded below in Section 2 and its subparagraphs below. Should Officer file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Agreement and not specifically excluded as described in Section 2 below and its subparagraphs below, Officer agrees that she will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit. Further, Officer agrees that nothing in this Agreement shall limit the right of any court or arbitration panel to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid to Officer should the release of any claims under this Agreement subsequently be found to be invalid.

2.Exclusions from Release of Claims and Covenant Not to Sue.
a.    Officer understands and agrees that nothing in this Agreement limits her right to bring an action to enforce the terms of this Agreement.

b.    Officer understands and agrees that the General Release contained in Section 1 above and its subparagraphs above does not include a waiver of any claims which cannot be waived by law and does not include a waiver of any vested rights Officer may have in any existing Company 401(k) plan, if any, nor will it preclude Officer from purchasing continuation health benefits coverage for himself/herself and/or her dependents under Employer’s continuation health benefits policies to the extent she and her dependents are otherwise eligible and for the period provided by law under COBRA. The General Release also does not release any pending workers’ compensation claim or right to any workers’ compensation benefits with respect to any occupational illness or injury arising from or sustained due to her employment with Employer.

c.    Officer understands and agrees that nothing in this Agreement is intended to or shall prevent, impede or interfere with her non-waivable right to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Review Commission (“OSH”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), any other federal agency, labor board or commission, any state or local fair employment practices agency, or any other state or local agency, labor board or commission (collectively, the “Government Agencies”). Officer also understands that nothing in this Agreement in any way limits her ability to provide information and/or documents to or otherwise communicate with any Government Agencies, participate in any investigation of any Government Agencies, testify or otherwise participate in any proceeding that may be conducted by any Government Agencies concerning Employer’s past or future conduct, or engage in any activities now or in the future that are protected under the whistleblower statutes administered by OSH or any other Government Agencies without notice to Employer. However, Officer agrees that she is completely waiving any right to recover money, share in or participate in any monetary award in connection with or resulting from the prosecution of any charge, investigation or proceeding by any Government Agency, except that this Agreement does not limit the right to receive and fully retain a monetary reward from any government-administered whistleblower award or other incentive program for providing information directly to any Government Agencies (such as those administered by the OSH or the SEC).

d.    Officer understands and agrees that nothing in this Agreement prohibits her filing a claim to collect any unemployment compensation benefits available to her under applicable state Unemployment Insurance Compensation law or from collecting any award of benefits granted to her in accordance with that law.

e.    Officer understands and agrees that this Agreement does not limit any statutory rights she may have to bring an action to challenge the terms of this Agreement or contest the validity of the General Release set forth in Section 1 above under the ADEA or the OWBPA.

3.Non-Admission of Liability.
a.    Officer agrees that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe her any money or have acted wrongfully, unlawfully, or unfairly in any way towards her. In fact, Officer understands that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to Officer at any time and maintain that they have at all times treated Officer in a fair, lawful, non-discriminatory and non-retaliatory manner.

b.    Except as provided in Section 7(e) or Section 7(f), as applicable, of the Employment Agreement or in the Indemnification Agreement, Officer acknowledges and agrees that Employer has fully satisfied any and all obligations owed to her arising out of her employment with or termination from Employer, and no further sums or benefits are owed to her by Employer or by any of the other Released Parties at any time.

c.    Officer agrees that the Change of Control Severance Benefits or Consulting Agreement, as applicable, as described in the Employment Agreement constitute good and valuable consideration in exchange for the promises herein and are in addition to anything of value to which Officer is presently entitled by virtue of any understandings, agreements or contracts between Officer and any of the Released Parties, her employment with any Released Party and separation from that employment, and any of the Released Parties’ policies, practices, plans, agreements or prior understandings with her, including but not limited to compensation, vacation, bonus, severance, paid time off, incentive compensation, equity incentives, stock options, offer letters, employment agreements and any other fringe benefit plans, policies or practices.

4.No Right or Guarantee to Re-Employment or Reinstatement. Officer agrees that the termination of her employment is permanent and the Released Parties have not in any way guaranteed that she will be recalled, rehired, reinstated or in any way retained by Employer.

5.Reference-Related Communications.
a.    Officer agrees that, should she or any prospective employer for her desire that Employer engage in any reference-related communications, such inquiries shall be directed exclusively to Employer’s Human Resources Department for confirmation only of Officer’s: (i) dates of employment and (ii) employment position. Officer also agrees that, except for Employer’s verbal confirmation of dates of employment and position title as expressly set forth above, the Released Parties will have no obligation whatsoever to engage in any reference-related communications with any past, existing or prospective employers unless compelled by a court order or other legal process. Notwithstanding the foregoing, Officer understands and agrees that the Released Parties will remain free to internally communicate, to those with a business need to know, any and all information concerning her employment history with Employer.

b.    Officer acknowledges and agrees that any statements made on social media by any current or former employees or other representatives of Employer are not official statements of reference by Employer. Officer understands and agrees that, should she wish for Employer to provide any information related to the salary and/or benefits paid or provided during her employment to any third party, Officer will provide Employer’s Human Resources Department with a written release expressly authorizing the disclosure of the same.

6.Consultation with Attorney; Voluntary Agreement. Employer advises Officer to consult with an attorney of her choosing prior to signing this Agreement. Officer understands and agrees that she has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Officer also understands and agrees that she is under no obligation to consent to the General Release set forth in Section 1 above. Officer acknowledges and agrees that the payments to be made to Officer pursuant to the Employment Agreement are sufficient consideration to require her to abide with her obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Officer represents that she has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that she enters into this Agreement freely, voluntarily, and without coercion.

7.Effective Date; Revocation. Officer acknowledges and represents that she has been given forty-five (45) days following the termination of her employment during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Officer further acknowledges and represents that she has been advised by Employer that she has the right to revoke this Agreement for a period of seven (7) days after signing it. Officer acknowledges and agrees that, if she wishes to revoke this Agreement, she must do so in a writing, signed by her and received by Employer no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following her execution of this Agreement and shall be final and binding on Officer.
8.Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
9.Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
10.Entire Agreement. This Agreement, the Employment Agreement and the other agreements referred to in the Employment Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. Officer acknowledges and agrees that she is not relying on any representations or promises by any representative of Employer concerning the meaning of any aspect of this Agreement.
11.Amendment. This release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by Officer and Employer.
12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties hereto have executed this Agreement, being seven (7) pages in total length as of the dates set forth below.

OPTINOSE US, INC.

By:_______________________ Date: __________
Name:
Title:

OFFICER

By:_______________________ Date: __________
Name: [________________]